Octillion Corp.

1050 Connecticut Ave, N.W.

10th Floor

Washington, DC 20036

Phone:    800-213-0689
www.octillioncorp.com

News Release

Octillion Bolsters Team - Accelerates Development of Technologies to Generate Electricity from Moving Vehicles

Octillion expands engineering efforts to develop devices capable of capturing wasted kinetic energy from moving vehicles and converting it into useable electricity.

Washington, DC – December 8, 2008 – Octillion Corp. (Symbol: OCTL), a next-generation alternative and renewable energy technology developer, today announced immediate expansion of the Company’s engineering team in order to aggressively pursue development of first-generation devices capable of generating electricity by harvesting energy from vehicles in motion.

“We’re working to creatively, quickly, and cost-effectively develop brand new technologies to generate usable electricity from the estimated 6,000,000 trucks and 250,000,000 cars on America’s roadways,” stated Mr. Meetesh V. Patel, Esq., President and CEO of Octillion Corp.  “I’m confident that today’s addition of V2G Enterprises LLC, an innovative engineering and prototyping firm, will help us achieve these goals.”

Based in Mount Laurel, New Jersey, the V2G team brings more than fifty years of combined mechanical engineering, prototyping, and electronics experience spanning across North America, Europe, and Asia.

V2G engineers have worked with the Burroughs Corporation (now Unysis Corporation), the prestigious Alfred I. DuPont Institute, and notably, the New Jersey Turnpike Authority to develop technologies related to toll-booth systems.  Engineers anticipate targeting toll-booths and highway exit ramps among potential high-traffic installations for Octillion’s vehicle-driven electricity generation devices.

Today’s announcement marks rapid expansion of the Company’s engineering efforts, and comes on the heels of Octillion’s agreement announced last month with Veryst Engineering LLC, a respected Boston-based engineering firm with expertise in energy capture technologies.

Working with the Office of Naval Research, recent advances by Veryst engineers in harvesting energy from motion were featured in the September 2008 issue of Mechanical Engineering Magazine, an award-winning publication of the American Society of Mechanical Engineers, published since 1880.

In an article titled, “Harvest of Motion”, Veryst Managing Principal, Dr. Stuart Brown, and Engineer, Mr. Brian S. Hendrickson, highlighted their unique skills in energy harvesting by way of the development of a small-scale device which uses human motion to generate five-times greater power output (per volume) than conventional energy harvesting systems.  Rather than human motion, Veryst engineers are now working to develop Octillion’s large-scale energy capture technologies using the motion of cars and trucks to generate electricity.

“It’s truly exciting to think that in the not-too-distant future we could be generating usable electricity by exploiting wasted kinetic energy from the movement of millions of vehicles,” concluded Mr. Patel.  “I’m especially eager to aggressively move these first-generation technologies along the product prototyping path and position Octillion as an early innovator, one of the first companies to truly work towards commercializing a new and novel transformational technology for generating electricity from wasted energy.”

About Octillion Corp.

Octillion Corp., together with its wholly owned subsidiaries, is a developer of next generation alternative and renewable energy technologies.

Among our activities is the development of new technologies which can: (1) Harness the kinetic energy of vehicles to generate electricity; and (2) Adapt home and office glass windows, skylights, and building facades into products capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure.

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Legal Notice Regarding Forward-Looking Statements

No statement herein should be considered an offer or a solicitation of an offer for the purchase or sale of any securities. This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although Octillion Corp. (the “Company” or “Octillion”) believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or technologies that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. There can be no assurance that further research and development will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Octillion will be able to develop commercially viable products on the basis of its technologies. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities & Exchange Commission at 1-800-SEC-0330. The U.S. Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S.  Securities & Exchange Commission at http://www.sec.gov. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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